Exhibit 99.1

ITS TUBULAR SERVICES (HOLDINGS) LIMITED

Financial Statements

Year ended 31 December 2012

Contents

02 Independent auditor’s report	32 Tangible assets

04 Consolidated income statement	33 Investment in joint ventures

05 Consolidated statement of comprehensive income	34 Derivative financial instruments

06 Consolidated statement of financial position	34 Deferred tax

07 Consolidated statement of changes in equity/(deficit)	36 Inventories

08 Consolidated statement of cash flow	36 Trade and other receivables

09 Note to the consolidated statement of cash flow	37 Share capital

10 Accounting policies – General information	38 Share premium account

10 Basis of preparation of financial statements	38 Loans and borrowings

12 Significant accounting policies	40 Other creditors more than one year

21 Financial risk management	40 Other payables

23 New standards impact note	41 Financial instruments

24 Revenue	47 Operating lease commitments

25 (Loss)/profit from operating activities	47 Contingent liabilities

26 Remuneration of directors	48 Capital commitments

27 Finance income	48 Events after the balance sheet date

27 Finance expenses	49 Restatement of prior periods

27 Other gains and losses	50 Related party transactions

28 Income tax expense	51 Subsidiary undertakings

29 Discontinued operations	52 Control

30 Intangible assets

ITS Tubular Services (Holdings) Limited Financial Statements 2012	1

Independent auditor’s report

Independent auditor’s report

The Board of Directors of Parker Drilling Company

We have audited the accompanying consolidated financial statements of ITS Tubular Services (Holdings) Limited (the “Company”), which comprise the consolidated statements of financial position as of 31 December 2012, 2011 and 2010, and the related consolidated income statement, statements of comprehensive income, changes in deficit and cash flow for each of the three years in the period ended 31 December 2012 and the related notes to the consolidated financial statements.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on financial statements

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ITS Tubular Services (Holdings) Limited and its subsidiaries as of 31 December 2012, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended 31 December 2012 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

4	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Independent auditors report

Emphases of matter regarding prior year restatement and going concern

As discussed in Note 31 to the financial statements, the 2010 and 2011 financial statements have been restated to correct the accounting for the A Ordinary shares issued in 2009 for a total consideration of $55,000,000. Our opinion is not modified with respect to this matter.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 30 to the financial statements, on 19 April 2013, the Company was placed into Administration proceedings under the laws of Scotland. Subsequent to entering Administration, the Company entered into a sale and purchase agreement for a substantial portion of the Company’s assets to Parker Drilling Company. These circumstances create substantial doubt about the Company’s ability to continue as a going concern in the foreseeable future. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/
Deloitte LLP Aberdeen, Scotland, UK 8 July 2013

ITS Tubular Services (Holdings) Limited Financial Statements 2012	5

Consolidated income statement

Consolidated income statement

for the year ended 31 December 2012

		2012	2011 As restated see Note 31	2010 As restated see Note 31
	Note	$’000	$’000	$’000
Revenue
– Continuing operations	6	137,903	142,814	123,382
Cost of sales		(90,064)	(76,983)	(68,943)

Gross profit		47,839	65,831	54,439
Administrative expenses
– Other administrative expenses		(64,889)	(52,422)	(49,633)
– Impairment of jars fleet and associated leasehold improvements	7	(11,536)	–	–
– Impairment of other plant and oilfield equipment	7	(18,011)	–	–
– Impairment of goodwill and intangible fixed assets	7	(6,588)	–	–
– Impairment and provision for costs on territory exit	7	(11,217)	–	–
– Loss on sale of fixed assets		(893)	(105)	(122)
– Amortisation of intangible assets		(1,247)	(1,286)	(1,120)

Group operating (loss)/profit
Existing operations		(66,542)	12,018	3,564
Share of profit in joint venture	16	796	807	885

Total operating (loss)/profit: Group and share of joint venture		(65,746)	12,825	4,449

(Loss)/profit from operating activities	7	(65,746)	12,825	4,449

Finance income	9	330	157	94
Finance expense	10	(22,906)	(17,214)	(18,069)
Accretion of A Ordinary shares to redemption	10	(5,258)	–	–
Other gains and losses	11	3,494	(3,600)	1,239

Loss before taxation from continuing operations		(90,086)	(7,832)	(12,287)
Taxation	12	(12,025)	676	692

Loss for the year from continuing operations		(102,111)	(7,156)	(11,595)

Discontinued operations
(Loss)/profit for the year from discontinued operations	13	(1,631)	618	627

Loss for the year		(103,742)	(6,538)	(10,968)

Attributable to:
Equity holders of the parent		(103,821)	(6,241)	(10,301)
Non-controlling interests		79	(297)	(667)

Loss recognised in year		(103,742)	(6,538)	(10,968)

The notes on pages 11 to 53 are an integral part of these consolidated financial statements.

Subsequent to 31 December 2012, the Group has disposed of certain activities and is in the process of discontinuing and selling the remaining operations. Further details are provided at Note 13.

6	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Consolidated statement of comprehensive income

Consolidated statement of comprehensive income

for the year ended 31 December 2012

	2012	2011 As restated see Note 31	2010 As restated see Note 31
	$’000	$’000	$’000
Loss for the year	(103,742)	(6,538)	(10,968)
Currency translation difference on foreign currency net investments	377	(729)	(3,634)
Currency translation difference on related borrowings	(907)	(2,210)	136

Total comprehensive loss for the year	(104,272)	(9,477)	(14,466)

Loss for the financial year
– Equity holders of the parent	(104,351)	(9,180)	(13,799)
– Non-controlling interests	79	297	(667)

Total comprehensive loss for the year	(104,272)	(9,477)	(14,466)

The notes on pages 11 to 53 are an integral part of these consolidated financial statements.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	7

Consolidated statement of financial position

Consolidated statement of financial position

as of 31 December 2012

		2012	2011 As restated see Note 31	2010 As restated see Note 31
	Note	$’000	$’000	$’000
Non-current assets
Intangible assets	14	5,915	14,562	15,802
Tangible assets	15	129,544	188,249	190,905
Deferred tax asset	18	6,186	13,545	9,608
Investments in joint ventures	16	3,907	4,976	3,485

		145,552	221,332	219,800

Current assets
Inventories	19	11,021	21,310	23,157
Other financial assets	17	–	–	106
Trade and other receivables	20	54,626	61,211	57,862
Cash and cash equivalents		8,345	12,012	8,756
Assets held for sale	13	18,643	–	–

		92,635	94,533	89,881

Total assets		238,187	315,865	309,681

Equity
Share capital	21	2	2	2
Share premium account	22	2,468	2,468	2,468
Other reserves		9,093	9,093	8,893
Currency translation reserve		(13,418)	(12,888)	(9,949)
(Accumulated deficit)/Retained earnings		(77,164)	26,657	32,898

Equity attributable to equity holders of the parent		(79,019)	25,332	34,312

Non-controlling interests		1,744	1,815	2,252

		(77,275)	27,147	36,564

Non-current liabilities
A Ordinary shares	21	–	52,571	49,801
Loans and borrowings	23	–	172,714	–
Other creditors	24	–	–	250
Obligations under hire-purchase contracts	23	392	823	1,257
Deferred tax liability	18	4,784	3,424	3,506
Financial liability	17	–	3,494	–

Total non-current liabilities		5,176	233,026	54,814

Current liabilities
A Ordinary shares	21	57,352	–	–
Trade payables		20,927	16,979	22,891
Corporation tax		1,907	2,831	2,456
Obligations under hire-purchase contracts	23	568	826	1,870
Revolving credit facility and bank overdraft	23	174,327	–	166,339
Other payables	25	52,259	35,056	24,747
Liabilities directly associated with assets classified as held for sale	13	2,946	–	–

Total current liabilities		310,286	55,692	218,303

Total liabilities		238,187	315,865	309,681

The notes pages 11 to 53 are an integral part of these consolidated financial statements.

8	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Consolidated statement of changes in deficit

Consolidated statement of changes in equity / (deficit)

for the year ended 31 December 2012

	Share capital	Share premium account	[1] Other reserves	Currency translation reserve	Retained earnings/ (Accumulated deficit)	Total	Non- controlling interest	Total Equity
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Balance at 1 January 2010 as previously reported	2	2,468	1,306	(6,451)	53,199	50,524	2,910	53,434
Restatement (Note 31)	–	–	7,587	–	(10,000)	(2,413)	–	(2,413)

Balance at 1 January 2010 (as restated, Note 31)	2	2,468	8,893	(6,451)	43,199	48,111	2,910	51,021
Loss for year (as restated, Note 31)	–	–	–	–	(10,301)	(10,301)	(667)	(10,968)
Other comprehensive income:
– Currency translation difference on foreign currency net investments	–	–	–	(3,634)	–	(3,634)	–	(3,634)
– Currency translation difference on related borrowings	–	–	–	136	–	136	–	136
Exchange adjustments	–	–	–	–	–	–	9	9

Balance at 31 December 2010 (as restated, Note 31)	2	2,468	8,893	(9,949)	32,898	34,312	2,252	36,564

Loss for year (as restated, Note 31)	–	–	–	–	(6,241)	(6,241)	(297)	(6,538)
Other comprehensive income:
– Currency translation difference on foreign currency net investments	–	–	–	(729)	–	(729)	–	(729)
– Currency translation difference on related borrowings	–	–	–	(2,210)	–	(2,210)	–	(2,210)
Equity apportionment for warrant	–	–	200	–	–	200	248	448
Dividends paid	–	–	–	–	–	–	(309)	(309)
Exchange adjustments	–	–	–	–	–	–	(79)	(79)

Balance at 31 December 2011 (as restated, Note 31)	2	2,468	9,093	(12,888)	26,657	25,332	1,815	27,147

Loss for year	–	–	–	–	(103,821)	(103,821)	79	(103,742)
Other comprehensive income:
– Currency translation difference on foreign currency net investments	–	–	–	377	–	377	–	377
– Currency translation difference on related borrowings	–	–	–	(907)	–	(907)	–	(907)
Dividends paid	–	–	–	–	–	–	(102)	(102)
Exchange adjustments	–	–	–	–	–	–	(48)	(48)

Balance at 31 December 2012	2	2,468	9,093	(13,418)	(77,164)	(79,019)	1,744	(77,275)

[1]

Other reserves at December 2012 comprise the merger reserve of $1,306,000, which was created following the merger of ITS Tubular Services (Holdings) and ITS Cayman in 2003, and the equity component of the A Ordinary shares of $7,787,000.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	9

Consolidated statement of cash flow

Consolidated statement of cash flow

for the year ended 31 December 2012

		2012	2011	2010
	Note	$’000	$’000	$’000
Net cash from operating activities	i	11,511	28,892	34,984

Cash flows from investing activities
Interest received		330	157	94
Joint venture dividend received		1,000	350	200
Purchase of tangible fixed assets		(11,426)	(32,671)	(50,765)
Purchase of intangible fixed assets		(412)	(260)	(5,103)
Proceeds from sale of tangible fixed assets		4,719	11,902	6,241
Investment in joint venture		–	(90)	–

Net cash used in investing activities		(5,789)	(20,612)	(49,333)

Cash flows from financing activities
Interest paid		(9,725)	(8,124)	(7,744)
Dividends paid to non-controlling interests		(101)	(316)	–
Finance charges under hire-purchase contracts paid		(37)	(450)	(317)
Funds drawn from long-term facilities		–	4,350	29,000
Debt issue costs		(1,313)	(3,120)	(875)
Issue of A Ordinary shares		–	3,225	–
Shareholder advance		3,009	1,500	–
Repayment of obligations under finance leases		(898)	(1,988)	(2,733)

Net cash from financing activities		(9,065)	(4,923)	17,331

Net increase in cash and cash equivalents		(3,343)	3,357	2,982
Cash and cash equivalents at 1 January		12,012	8,756	6,049
Effect of exchange rate fluctuations on cash held		(137)	(101)	(275)

Cash and cash equivalents at 31 December		8,532	12,012	8,756

Cash and cash equivalents comprises:
Cash at bank and in hand		8,532	11,949	8,691
Cash on short-term deposit		–	63	65

		8,532	12,012	8,756

Cash at bank and in hand at 31 December 2012 includes $187,000 of cash classified as assets held for resale.

At 31 December 2012 cash includes $850,000 held in countries where exchange control restrictions do not permit transfer outside the country and is therefore considered to be restricted cash.

10	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Note to the consolidated statement of cash flow

Note to the consolidated statement of cash flow

for the year ended 31 December 2012

i. Reconciliation of loss for the year to net cash flow from operating activities

	2012	2011	2010
	$’000	$’000	$’000
Loss for the year	(103,742)	(6,538)	(10,968)

Adjustments for:
Exchange loss in net debt included in operating profit	(115)	94	219
Other foreign exchange adjustment	(1,330)	(1,113)	(497)
Depreciation	27,261	25,378	23,325
Amortisation of intangible assets	1,247	1,286	1,120
Revaluation of derivative financial instruments	(3,494)	3,600	(106)
Impairment losses on goodwill and intangible fixed assets	6,588	–	–
Impairment losses on tangible assets	30,826	–	–
Impairment losses on trade receivables	6,412	–	–
Impairment losses on inventory	7,472	–	–
Provision for impairment on territory exit	11,217	–	–
Income tax expense	12,025	78	609
(Gain)/loss on sale of tangible assets	(2,326)	(1,577)	122
Net finance expense	27,834	17,413	16,905
Share of operating profit in joint venture	(796)	(807)	(885)

Operating cash flows before movements in working capital	19,079	37,814	29,844

Change in inventories	(2,167)	1,438	(6,114)
Change in trade and other receivables	(12,360)	(3,750)	8,922
Change in trade and other payables	11,207	(2,895)	5,036

Cash generated from operating activities	15,759	32,607	37,688

Income taxes paid	(4,248)	(3,715)	(2,704)

Net cash from operating activities	11,511	28,892	34,984

During the year, impairment reviews were carried out that indicated impairments in several categories of assets operating in specific geographical segments. These are non-cash movements disclosed in the reconciliation of loss for the year to net cash flow from operating activities statement above.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	11

Accounting policies

Accounting policies

Notes to the consolidated financial statements for the year ended 31 December 2012

1. General information

ITS Tubular Services (Holdings) Limited is a company incorporated in Scotland. The address of its registered office is Unit 5, Commerce Centre, Souterhead Road, Altens, Aberdeen, AB12 3LF.

The consolidated financial statements of the Group as at 31 December 2012 and for the year then ended comprise the parent company and its subsidiaries (together referred to as “the Group” and individually as “Group entities”) and the Group’s interest in jointly controlled entities. The Group is mainly involved in the provision of products and services to the upstream oil and gas industry, primarily focused on drilling activities.

These consolidated financial statements for the year end 31 December 2012 were authorised for issue by management on 8 July 2013.

2. Basis of preparation of financial statements

The financial statements have been prepared in accordance with applicable International Financial Reporting Standards as issued by the International Accounting Standards Board. The information presented for the years ended 31 December 2012, 2011 and 2010 does not constitute statutory accounts as defined in section 434 of the Companies Act 2006. The statutory accounts for the respective periods (except 31 December 2012) have been reported upon by the Group’s Auditor and delivered to the Registrar of Companies. The report of the Auditor was unqualified, did not include a reference to any matters to which the Auditor drew attention by way of emphasis without qualifying their report and did not contain statements under section 498 (2) or (3) of the Companies Act 2006.

For the year ended 31 December 2012, the Group reported a loss after tax totalling $103,742,000, and at 31 December 2012, had net current liabilities of $217,651,000 including $174,327,000 in total bank loans and overdrafts.

The Company was in breach of its bank covenant as at 31 December 2012 and subsequently on 19 April 2013, the Company filed for administration under the laws of Scotland. On 22 April 2013, the Company consummated the sale of its wholly owned subsidiary International Tubular Services Limited and certain affiliates and other subsidiaries to Parker Drilling Company (“Parker”) for an estimated total consideration of $125 million. The sale represented substantially all of the continuing business and operating assets of the Group at that date. Further details of activities sold or discontinued after the balance sheet date of 31 December 2012 is provided in Note 30. The Company continues to hold certain subsidiaries and in the circumstances it is anticipated that the trade or assets of the remaining subsidiaries will be sold or liquidated in due course. The proceeds will largely facilitate the repayment of bank indebtedness. The aforementioned events raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might result should the Company be unable to continue as a going concern. Such circumstances were not committed or entered into at the balance sheet date.

a)	Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments, which are stated at fair value. Historical cost is generally based on the fair value of the consideration given in exchange for the assets. The methods used to measure fair values are detailed below.

12	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Accounting policies

b)	Functional and presentation currency

These consolidated financial statements are presented in US Dollars, which is the Group’s principal functional currency. All financial information presented has been rounded to the nearest $1,000.

c)	Use of estimates and judgments

In the preparation of financial statements in conformity with IFRS, the directors are required to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

Estimates and underlying assumptions are subject to regular/ongoing review. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods which are affected by those revisions.

The key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

i.	Carrying values, depreciation rates and residual values of plant and oilfield equipment

As described in Note 3, the Group depreciates plant and oilfield equipment over its assessment of their estimated useful lives less estimated residual values using a straight-line basis. The useful lives range between 5-15 years with residual values estimated between 5%-20% for various equipment. The Group takes into account its maintenance practices and industry experience in assessing the carrying values, useful lives and residual values of plant and oilfield equipment.

In making its judgment, management considered the detailed requirements of the depreciation and estimated residual values of the plant and oilfield equipment goods as set out in IAS 16 Property Plant and Equipment.

ii.	Deferred tax assets

The Group recognises deferred tax assets on unused tax losses where it is probable that future taxable profits will be available for utilisation. This requires management to make judgments and assumptions indicating future trading performance and capital expenditure. The carrying amount of the recognised deferred tax asset at 31 December 2012 was $6,186,000 (2011: $13,545,000; 2010: $9,608,000).

iii.	Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units to which goodwill has been allocated. The value-in-use calculation requires the entity to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value. The carrying amount of goodwill at the balance sheet date was $5.7 million.

iv.	Recognition and measurement of intangible assets under IFRS 3 “Business Combinations”

In order to determine the value of the separately identifiable intangible assets on the acquisition of a business combination, management are required to make estimates on fair

ITS Tubular Services (Holdings) Limited Financial Statements 2012	13

Accounting policies

value of the separately identifiable assets acquired and residual goodwill. Management uses their judgment and knowledge of the industry and where necessary involve outside independent parties to perform these calculations and determine the fair value and estimated useful lives of these assets.

v.	Fair value of derivatives and other financial instruments

As described in Note 3, management use their judgment in selecting an appropriate valuation technique for derivative financial instruments. Assumptions are made based on quoted market rates adjusted for specific features of the instrument. Other financial instruments are valued using a discounted cash flow analysis based on assumptions supported, where possible, by observable market prices or rates. The estimation of fair value of unlisted shares includes some assumptions not supported by observable market prices or rates. Details of the carrying amount of the A Ordinary shares and assumptions used are provided in Note 21.

3. Significant Accounting Policies

The principal accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

3.1 Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company made up to 31 December each year.

(i)	Subsidiaries:

Subsidiaries are entities controlled by the Company. Control exists when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the effective date that control commences until the effective date that control ceases. The accounting policies of subsidiaries have been aligned, where necessary, with the policies adopted by the Group.

Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein. The interests of non-controlling shareholders may be initially measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total comprehensive income is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Changes in the Group’s interests in subsidiaries that do not result in a loss of control are accounted for as equity transactions. The carrying amount of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the Company.

When the Group loses control of a subsidiary, the profit or loss on disposal is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the

14	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Accounting policies

previous carrying amount of the assets (including goodwill), less liabilities of the subsidiary and any non-controlling interests. Amounts previously recognised in other comprehensive income in relation to the subsidiary are accounted for (i.e. reclassified to profit or loss or transferred directly to retained earnings) in the same manner as would be required if the relevant assets or liabilities were disposed of. The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IAS 39 Financial Instruments: Recognition and Measurement or, when applicable, the costs on initial recognition of an investment in an associate or jointly controlled entity.

(ii)	Joint Ventures:

In the consolidated financial statements, investments in joint ventures are accounted for using the equity method. The consolidated income statement includes the Group’s share of joint ventures’ profits less losses while the Group’s share of the net assets of the joint ventures is shown in the consolidated statement of financial position.

(iii)	Transactions and balances eliminated on consolidation:

Intra-Group transactions and balances, and any unrealised income and expenses arising from intra-Group transactions, are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee.

3.2 Revenue recognition

Turnover comprises the value of goods and services supplied by the Group in the normal course of business, net of trade discounts and sales taxes. Revenue is recognised when the significant risks and rewards of ownership have been transferred to the buyer; it is probable that the economic benefits associated with a transaction will flow to the Group and the amount of revenue can be measured reliably. Transfers of risks and rewards vary depending on the individual terms of the contract of sale.

(i)	Sale of equipment, and other goods:

Turnover is recognised when the goods are delivered to the customer, at the contractually agreed delivery location. Lost in hole revenue is recognised when the customer confirms that rental equipment is either lost in hole or damaged beyond repair.

(ii)	Rental income:

Rental income from operating leases is recognised as earned over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

(iii)	Rendering of services:

Turnover is recognised in line with the fulfillment of its contractual obligations. In most cases relating to the supply of services this represents the fulfillment of all obligations contained in its contracts. In certain circumstances specific elements of the total income relating to a contract are recognised where completion of these elements (by reference to contractual trigger points) entitles the Group to the income. Where the rendering of services includes rental income, the rental income element is recognised on a straight-line basis over the period of the rental contract.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	15

Accounting policies

3.3 Intangible fixed assets

(i)	Goodwill:

The Group elected to exercise the exemption available under IFRS 1, First- time Adoption of IFRS, in relation to the restatement of acquisitions prior to the transition date, 1 January 2008. The goodwill in relation to those acquisitions therefore remains frozen as reported on 1 January 2008, under UK GAAP, but is subject to annual review for impairment.

Acquisitions subsequent to the transition date have been accounted for in accordance with IFRS 3 (Revised 2008), Business Combinations.

Goodwill arising on these acquisitions represents the excess of the sum of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the acquirer’s previously held equity interest (if any) in the entity over the net acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

Goodwill is not subject to amortisation but is reviewed at least annually for impairment. Goodwill is stated at cost less accumulated impairment losses.

For the purpose of impairment testing, goodwill is allocated to the cash-generating unit in respect of which the goodwill arose. Impairment is determined by assessing the ability of the cash-generating units to generate future cash flows and comparison of the recoverable amount with the respective goodwill balances. Impairment losses in respect of goodwill are not reversed.

(ii)	Computer software:

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful life which has been established as three to four years.

(iii)	Internally-generated intangible assets – research and development expenditure:

Expenditure on research activities is recognised as an expense in the period in which it is incurred. An internally-generated intangible asset arising from development expenditure is recognised only if all of the following conditions are met:

•	an asset is created that can be identified (such as software and new processes);

•	it is probable that the asset created will generate future economic benefits; and

•	the development cost of the asset can be measured reliably.

Internally-generated intangible assets are amortised on a straight-line basis over their useful lives up to 10 years. Where no internally-generated intangible asset can be recognised, development expenditure is recognised as an expense in the period in which it is incurred.

(iv)	Patents and trademarks:

Patents and trademarks associated with internally-generated intangible assets are amortised on a straight-line basis over a period not exceeding 10 years.

3.4 Property, plant and equipment

(i)	Recognition and measurement:

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

16	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Accounting policies

Cost comprises the purchase price or construction cost, together with direct borrowing costs and other costs directly attributable to making the asset capable of operating as intended, in the intended location. The purchase price or construction cost is the aggregate amount paid and the fair value of any other consideration given to acquire the asset.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

Gains and losses on disposals of property, plant and equipment other than those held for rental are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognised net in the income statement. Where items are sold from the fleet of oilfield equipment available for rental or sale, the proceeds are reflected in revenue and the remaining net book value is charged to cost of sales.

(ii)	Depreciation:

Depreciation is calculated using the straight-line basis to allocate the cost less residual values, to the income statement over the estimated useful lives of each item of property, plant and equipment. Assets acquired under finance leases are depreciated over the shorter of the lease term and their useful lives. Land is not depreciated.

The estimated useful lives are as follows:

Buildings	5-10 years
Fixtures, fittings and office equipment	5-10 years
Motor vehicles	4 years
Plant and oilfield equipment	5-15 years

Improvements to leasehold premises are depreciated over the shorter of the primary period of the leases to which the improvements relate or their useful lives.

Depreciation methods, useful lives and residual values are reviewed at each reporting date for assets held at fair value.

3.5 Non-current assets held for sale

Non-current assets (and disposal groups) classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell.

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset (or disposal group) is available for immediate sale in its present condition. Management must be committed to the sale which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

When the Group is committed to a sale plan involving loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria described above are met, regardless of whether the Group will retain a non-controlling interest in its former subsidiary after the sale.

3.6 Inventory

Inventories are stated at the lower of cost and net realisable value. Cost is determined on a first-in, first-out basis, and includes all direct costs incurred and attributable production overheads. Net realisable value is based on estimated selling price less all further costs of completion and disposal.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	17

Accounting policies

Provision for impairment is based on a management assessment of excess and obsolete inventories.

Costs in relation to partially complete projects are treated as work in progress.

3.7 Foreign currencies

(i)	Transactions and balances:

Transactions denominated in foreign currencies are translated and recorded at the exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at each balance sheet date. Gains and losses on retranslation are recognised in the income statement for the year.

(ii)	Group entities:

The results and financial position of all Group entities that have a functional currency different from US Dollars are translated into US Dollars as follows:

•	assets and liabilities for each balance sheet presented are translated at the rate ruling at the balance sheet date;

•	income and expenses for each income statement are translated at average annual exchange rates; and

•

resulting exchange differences are recognised directly in other comprehensive income. Such differences have been recognised in a separate Foreign Currency Translation Reserve (FCTR) in the consolidated statement of financial position.

When a foreign subsidiary is disposed of, the portion of the FCTR relating to that subsidiary is required to be included as part of the calculation of profit or loss on the sale.

Foreign exchange gains and losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely in the foreseeable future and is therefore considered to be long-term financing, are considered to form part of the net investment in a foreign operation and are recognised in other comprehensive income and included in FCTR.

3.8 Employee benefits

(i)	Defined contribution plans:

Obligations for contributions to defined contribution pension plans are recognised as an employee benefit expense in the income statement in the period to which they relate. The majority of the Group’s employees participate in plans of this nature.

(ii)	Short-term benefits:

Short-term employee benefit obligations such as annual performance bonuses are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid as a short-term benefit if the Group has a legal or constructive obligation to pay this benefit as a result of past service provided by the employee and the amount of the obligation can be measured reliably.

3.9 Leasing

Leases (including hire-purchase contracts) are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

18	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Accounting policies

(i)	Operating leases:

As lessee

Rentals payable under operating leases are charged to the income statement on a straight-line basis over the period of the lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the period of lease.

As lessor

Operating lease rental income arising from leased assets is recognised in the income statement on a straight-line basis over the period of the lease.

(ii)	Finance leases:

As lessee

Assets held under finance leases are capitalised, at their fair value or, if lower, at the present value of the minimum lease payments, as property, plant and equipment, and depreciated over the shorter of the lease term and the asset’s useful life. The capital element of the future lease obligation is recorded as a liability, with the interest element charged to the income statement over the period of the lease so as to produce a constant rate of charge on the capital outstanding.

3.10 Financial instruments

Financial assets and financial liabilities are recognised in the balance sheet when the Group becomes a party to the contractual provisions of the instrument.

Financial Assets:

All financial assets are recognised and derecognised on a trade date where the purchase or sale of a financial asset is under a contract whose terms require delivery of the financial asset within the time frame established by the market concerned, and are initially measured at fair value, plus transaction costs, except for those financial assets classified as at fair value through profit or loss which are initially measured at fair value.

Financial assets are classified into the following specified categories: financial assets “at Fair Value Through Profit or Loss” (FVTPL), “held-to-maturity” investments, “Available-For-Sale” (AFS) financial assets and “loans and receivables”. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Effective interest method:

The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Income is recognised on an effective interest basis for debt instruments other than those financial assets classified as at FVTPL.

Loans and receivables:

Trade receivables, loans and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as ‘loans and receivables’. Loans and receivables are measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

3.11 Accounting for derivative financial instruments and hedging activities

The Group enters into derivative financial instruments to manage its exposure to interest rate risk. Further details of derivative instruments are disclosed in Note 17.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	19

Accounting policies

Derivatives are initially recognised at fair value on the date the contract is entered into and are subsequently remeasured at their fair value at each balance sheet date.

The fair value of interest rate swaps are calculated as the present value of their estimated future cash flows. The fair value of forward foreign exchange contracts is determined using forward foreign exchange market rates at the balance sheet date. The fair value of currency options is determined using market rates at the balance sheet date.

3.12 Impairment

(i)	Financial assets:

Financial assets are assessed at each reporting date to determine whether there is any objective evidence that they may be impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated discounted future cash flows. All impairment losses on financial assets measured at amortised cost are recognised in the income statement.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised.

(ii)	Impairment of tangible and intangible assets excluding goodwill:

At each statement of financial position date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

20	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Accounting policies

The Group’s approach to impairment testing in relation to goodwill is outlined in section 3.3 (i) above.

An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognised in the income statement.

3.13 Income tax expense

Income tax expense comprises current and deferred tax.

Current income tax liabilities and assets for the current and prior periods are measured at the amount expected to be paid to, or recovered from, the taxation authorities. Taxable profit differs from profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in later years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred income tax is recognised on all temporary differences at the balance sheet date between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, with the following exceptions:

–

where the temporary difference arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss;

–	in respect of taxable temporary differences associated with investments in subsidiaries and joint ventures, where the timing of reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future; and

–

deferred income tax assets are recognised only to the extent that it is probable that a taxable profit will be available against which the deductible temporary differences, carried-forward tax credits or tax losses can be utilised.

Unrecognised deferred income tax assets are reassessed at each balance sheet date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax liabilities and assets are measured on an undiscounted basis at the tax rates that are expected to apply when the liability is settled or the asset is realised, based on tax rates and tax laws enacted or substantively enacted at the balance sheet date.

Current and deferred income tax is charged or credited directly to other comprehensive income if it relates to items that are credited or charged to equity. Otherwise, income tax is recognised in the income statement.

3.14 Determination of fair values

A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods;

(i)	Property, plant and equipment:

The fair value of property, plant and equipment recognised as a result of a business combination is based on market values. The market value of property is the estimated amount for which a property could be exchanged on the date

ITS Tubular Services (Holdings) Limited Financial Statements 2012	21

Accounting policies

of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion. The market value of items of plant, equipment, fixtures and fittings is based on management’s knowledge of prices offered and accepted for comparable items.

(ii)	Intangible assets:

The fair value of order books and other intangible assets acquired in a business combination is based on the discounted cash flows expected to be derived from the use of the assets.

(iii)	Inventories:

The fair value of inventories acquired in a business combination is determined based on historic cost adjusted to fair value, if applicable. However where its estimated selling price in the ordinary course of business, less the estimated costs of completion and sale, are lower than cost, then that lower value is adopted.

(iv)	Trade and other receivables:

The fair value of trade and other receivables is estimated as the present value of future cash flows, discounted where appropriate.

(v)	Non-derivative financial liabilities:

Fair value is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date. For finance leases the market rate of interest is determined by reference to similar lease agreements.

3.15 Contingent consideration

Contingent consideration relates to the future cash consideration payable in respect of acquisitions which is contingent on the outcome of future events. When an acquisition agreement provides for an adjustment to the consideration which is contingent on future events, provision is made for that amount if the adjustment is probable and can be measured reliably. The amount provided is included in the cost of the acquisition. Those provisional amounts are adjusted during the measurement period (see below), as additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognised as of that date.

The measurement period is the period from the date of acquisition to the date the Group obtains complete information about facts and circumstances that existed as of the acquisition date, and is subject to a maximum of one year.

3.16 Borrowings

Borrowings are initially recorded at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost using the effective interest rate method. Amortised cost is calculated by taking into account any issue costs.

Net financing costs comprise interest payable on borrowings, interest receivable on cash and cash equivalents and amortisation of debt finance costs that are recognised in the income statement.

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

22	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Accounting policies

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

3.17 Cash and cash equivalents

Cash and cash equivalents are carried in the balance sheet at fair value. For the purposes of the consolidated cash flow statement, cash and cash equivalents comprise cash on hand, deposits held at call with banks and other short-term highly liquid investments, less bank overdrafts.

3.18 Share capital

The Group has three classes of ordinary shares. The A Ordinary shares are classified as a compund instrument with both debt and equity components. The Ordinary and B Ordinary shares are classified as equity.

An equity instrument is a contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recognised at the proceeds received, net of direct issue costs.

3.19 Compound instruments

The component parts of compound instruments issued by the Group are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangement. At the date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for a similar non-convertible instrument. This amount is recorded as a liability on an amortised cost basis using the effective interest method until extinguished upon conversion or at the instrument’s maturity date. The equity

component is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This is recognised and included in equity, and is not subsequently remeasured.

3.20 Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

3.21 Operating profit

Operating profit is stated after charging restructuring costs and after the share of results of joint venture but before investment income and finance costs.

3.22 Discontinued operations

Classification as a discontinued operation occurs on disposal or when the operation meets the criteria to be classified as held for sale (see Note 13), if earlier. In accordance with IFRS 5, where there is a cessation and abandonment of an operation it is classified

ITS Tubular Services (Holdings) Limited Financial Statements 2012	23

Accounting policies

as discontinued at the point where the activities have ceased permanently and the abandonment is complete. When an operation is classified as a discontinued operation, the comparative statement of comprehensive income is restated as if the operation had been discontinued from the start of the earliest year presented.

4. Financial risk management

The Group’s multinational operations and debt financing expose it to a variety of financial risks. The Group has in place risk management policies that seek to limit the adverse effects of these risks on financial performance.

4.1 Foreign exchange risk

The Group is exposed to foreign exchange risk arising from various currencies. The Group also has a number of subsidiary companies whose revenue and expenses are denominated in currencies other than the US Dollar. In order to protect the Group’s balance sheet from movements in exchange rates wherever practicable, the Group finances its net investment in non-US Dollar subsidiaries primarily by means of borrowings denominated in the appropriate currency. Other strategies, including the payment of dividends, are used to minimise the amount of net assets exposed to foreign currency revaluation.

The Group monitors the economic and political situation in the countries in which it operates to minimise foreign currency exposure.

The Group’s main foreign exchange risk relates primarily to movements in the Group’s key transactional currencies (which are described in Note 26 to the US Dollar. Movements in those currencies impact the translation of non-dollar profit earned across the Group and the translation of non-dollar denominated net assets. Movement in the Euro/US Dollar rate impacts the carrying value of the Euro-denominated receivables and payables.

4.2 Cash flow and fair-value interest rate risk

The Group has interest rate risk arising from its long-term borrowings. Borrowings at variable rates expose the Group to cash flow interest rate risk.

The Group has no significant interest-bearing assets other than cash and cash equivalents of a working capital nature. Therefore the Group’s income and operating cash flows arising from such assets are substantially independent of changes in market interest rates.

The Group monitors its exposure to interest rate risk as part of its overall financial risk management.

There were no changes in the Group’s approach to cash flow and fair-value interest rate risk during the year.

4.3 Credit risk

Financial instruments that potentially subject the Group to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents, primarily composed of current account balances, are maintained with major financial institutions in each of the territories in which the Group operates.

Sales are made on credit and result in short-term credit exposure on trade receivables. The Group’s customers are principally major companies in the oil and gas exploration and production sector that have several years’ transaction history with the Group. Credit risk from the ordinary course of trade activities is managed by the relevant operating companies on a customer and/or project basis.

24	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Accounting policies

The Group establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. The major component of this allowance is a specific loss component that relates to individually significant exposures. The ageing of receivables is shown in Note 26.

4.4 Liquidity risk

The Group has a blend of long-term and short-term committed facilities to fund operations and to meet its financial obligations as they fall due.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	25

New standards impact note

New standards impact note

5. Standards, amendments and interpretations to existing standards that are not yet effective and have not been adopted early by the Group

At the date of authorisation of these financial statements, the following Standards and Interpretations which have not been applied in these financial statements were in issue but not yet effective:

IFRS 1 (amended)	Government Loans
IFRS 7 (amended)	Disclosures – Offsetting Financial Assets and Financial Liabilities
Annual Improvements to IFRSs	(2009 – 2011) Cycle
IFRS 9	Financial Instruments
IFRS 10	Consolidated Financial Statements
IFRS 10, IFRS 12 and IAS 27 (amended)	Investment entities
IFRS 11	Joint Arrangements
IFRS 12	Disclosure of Interests in Other Entities
IFRS 13	Fair Value Measurement
IAS 27 (revised)	Separate Financial Statements
IAS 28 (revised)	Investments in Associates and Joint Ventures
IAS 32 (amended)	Offsetting Financial Assets and Financial Liabilities
IFRIC 20	Stripping Costs in the Production Phase of a Surface Mine

The directors do not expect that the adoption of the standards listed above will have a material impact on the financial statements of the Group in future periods, except as follows:

•	IFRS 7 (amended) will increase the disclosure requirements where netting arrangements are in place for financial assets and financial liabilities;

•	IFRS 9 will impact both the measurement and disclosures of Financial Instruments;

•	IFRS 12 will impact the disclosure of interests the Group has in other entities; and

•	IFRS 13 will impact the measurement of fair value for certain assets and liabilities as well as the associated disclosures.

It is not considered practicable at this time to estimate the effect of these standards until a detailed review has been completed. However, the directors do not believe that the impact of these standards will be material.

26	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Revenue

6. Revenue

An analysis of the Group’s revenue is as follows:

	2012	2011	2010
	$’000	$’000	$’000
Sales of goods and lost in hole	10,925	15,272	16,452
Rendering of services	126,978	127,542	106,930

	137,903	142,814	123,382

Revenue by destination

There are five main geographical areas and are analysed as follows:

	2012	2011	2010
	$’000	$’000	$’000
United Kingdom and Europe	20,093	23,845	16,887
Africa	9,992	6,488	10,955
North and South America	35,656	34,666	24,617
Middle East	57,326	68,273	46,227
Far East and Asia Pacific	14,836	9,542	24,696

	137,903	142,814	123,382

7. (Loss)/profit from operating activities

(Loss)/profit from operating activities has been arrived at after charging/(crediting):

	2012	2011	2010
	$’000	$’000	$’000
Depreciation of property, plant and equipment	27,261	25,378	23,325
Loss/(gain) on disposal of rental assets	893	(1,577)	(122)
Amortisation of intangible assets	1,247	1,286	1,120
Hire of plant and machinery – rentals payable under operating leases	688	196	81
Operating lease rentals – land and buildings	5,329	4,614	4,142
Impairment loss/(gain) recognised on trade receivables	6,412	(1,825)	1,969
Net foreign exchange losses/(gains)	1,308	713	(110)
Impairment and loss of jars fleet, inventory and associated leasehold improvements	11,536	–	–
Impairment of other plant and oilfield equipment	18,011	–	–
Impairment of goodwill and intangible fixed assets	6,588	–	–
Impairment and provision on territory exit	11,217	–	–

As at 31 December 2012, the Group impaired its jars rental CGU by $11,536,000. As described in Note 15, this comprised $10,180,000 relating to tangible fixed asset impairment ($8,300,000 relating to rental assets and $1,880,000 relating to associated leasehold improvements). In addition, $1,356,000 of this impairment related to inventories.

As described in Note 15, as at 31 December 2012, the Group impaired other plant and oilfield equipment by $9,300,000 with lost equipment contributing a further $8,711,000.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	27

(Loss)/profit from operating activities, Remuneration of directors, Finance income

7. (Loss)/profit from operating activities (cont.)

As described in Note 14, as at 31 December 2012, the Group impaired goodwill and other intangible assets by $6,588,000.

Following a decision to exit Iran, a provision of $11,217,000 was made by the Group during 2012 of which $8,039,000 relates to receivables and retentions, $543,000 relates to other costs of exit and $2,635,000 was written off on disposal of unrecovered assets on exit (Note 15).

8. Remuneration of directors

	2012	2011	2010
	$’000	$’000	$’000
Directors’ emoluments	2,318	2,048	2,041
Company contributions to money purchase pension schemes	17	21	51

	2,335	2,069	2,092

		Number of directors
	2012	2011	2010
Retirement benefits accruing to the following number of directors under:
Money purchase schemes	4	3	4

9. Finance income

	2012	2011	2010
	$’000	$’000	$’000
Bank interest	11	25	18
Other interest	319	132	76

	330	157	94

28	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Finance expenses, Other gains and losses

10. Finance expenses

	2012	2011	2010
		As restated	As restated
		see Note 31	see Note 31
	$’000	$’000	$’000
Bank loans and overdraft interest (including unwinding of debt issue costs)	15,137	10,206	8,529
Accretion of A Ordinary shares to redemption value (Note 21)	10,604	5,518	9,092
Other interest	2,386	1,054	207
Finance charges under hire-purchase contracts	37	436	241

	28,164	17,214	18,069

In 2012, accretion of A Ordinary shares to their redemption value in the year ended 31 December 2012 includes $5,258,000, which arises from a bank covenant breach in September 2012, thus resulting in the A Ordinary shares financial liability becoming repayable on demand. Refer to Note 23 for further details. Other interest relates to interest payable on the A Ordinary share dividends.

11. Other gains and losses

	2012	2011	2010
	$’000	$’000	$’000
Change in fair value of financial instruments (Note 17)	3,494	(3,600)	1,239

ITS Tubular Services (Holdings) Limited Financial Statements 2012	29

Income tax expense

12. Income tax expense

	2012	2011	2010
	$’000	$’000	$’000
Current tax expense
Corporation tax on UK profits for year	198	85	79
Double taxation relief	(198)	(85)	(79)
Foreign tax – current	3,324	3,832	3,628
Foreign tax – adjustments in respect of prior periods	–	–	40

	3,324	3,832	3,668

Deferred tax credit
Origination and reversal of temporary differences:
– United Kingdom	5,090	(4,108)	(2,057)
– Foreign tax	3,611	(400)	(2,303)

	8,701	(4,508)	(4,360)

Total income tax expense/(credit)	12,025	(676)	(692)

The tax charge/(credit) for the year can be reconciled to accounting loss as follows:

	2012	2011	2010
	$’000	$’000	$’000

Loss before taxation from continuing operations	(90,086)	(7,832)	(12,287)

Tax at the UK corporation tax rate of 24.5% (2011: 26.5%, 2010: 28%)	(22,071)	(2,075)	(3,440)
Reduction in tax rate	1,029	136	30
Tax effect of expenses that are not deductible	10,947	1,586	5,248
Effect of different tax rates of subsidiaries operating in other jurisdictions	17,883	994	2,352
Derecognition of previously recognised deferred tax asset	4,237	–	–
Deferred tax asset previously unrecognised	–	(1,317)	(4,882)

Taxation for the year	12,025	(676)	(692)

The Finance Act 2012 announced a lower UK Corporate Tax rate of 23% which comes into effect on 1 April 2013. On 20 March 2013 the UK Government announced further rate reductions to the UK Corporate Tax rate for 2014 and 2015 to 21% and 20% respectively. These rate changes will affect the size of the Company’s balance sheet deferred tax assets and liabilities in the future. The deferred tax recognised has been calculated at the rates substantively enacted at the balance sheet date of 23%.

30	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Discontinued operations

13. Discontinued operations

The results of the discontinued operations, which are included in the consolidated income statement and have been discontinued through sale or cessation subsequent to 31 December 2012 are summarised as follows.

	2012	2011	2010
	$’000	$’000	$’000
Revenue	19,943	20,313	10,662
Expenses	(21,574)	(19,203)	(8,998)

(Loss)/profit before tax	(1,631)	1,110	1,664

Attributable tax expense	–	(492)	(1,037)

(Loss)/profit from discontinued operations	(1,631)	618	627

In December 2012, the Group entered into an exclusivity agreement to dispose of the business and assets of ITS Threading and Manufacturing Inc and ITS Precision Manufacturing Inc, which carried out non-core activities.

At the balance sheet date, these operations were expected to be sold within 12 months, and have been classified as a disposal group held for sale and are presented separately in the balance sheet. No impairment losses have been recognised on the classification of these operations held for sale. The sale was concluded in April 2013 and proceeds of the disposal exceeded book value of the related net assets.

During 2012, it was decided not to proceed with an intended joint venture in Indonesia. As a result plant and oilfield equipment amounting to $978,000, being part of the intended investment, is reclassified as held for sale at 31 December 2012.

The major classes of assets and liabilities comprising the operations classified as held for sale are as follows:

2012
$’000
Goodwill	1,386
Tangible fixed assets	10,738
Inventories	2,602
Trade and other receivables	3,730
Cash and bank balances	187

Total assets classified as held for sale	18,643

Trade and other payables	(2,946)

Total liabilities associated with the assets classified as held for sale	(2,946)

Net assets of disposal group	15,697

Cash flows from discontinued operations:

2012
$’000
Net cash used in operating activities	2,220
Net cash from investing activities	(233)
Net cash from financing activities	(2,034)

Net cash flows for the year	(47)

ITS Tubular Services (Holdings) Limited Financial Statements 2012	31

Intangible assets

14. Intangible assets

	Goodwill	Patents and trademarks	Development costs	Licences	Software	Total
	$’000	$’000	$’000	$’000	$’000	$’000
Cost or deemed cost
At 1 January 2010	9,098	296	2,608	1,222	393	13,617
Additions	3,886	–	639	500	83	5,108
Exchange movements	–	–	–	(3)	–	(3)
Disposals	(977)	–	–	–	(10)	(987)

At 31 December 2010	12,007	296	3,247	1,719	466	17,735

Additions	–	10	–	29	220	259
Exchange movements	(222)	2	–	–	(7)	(227)
Disposals	–	–	–	–	–	–

At 31 December 2011	11,785	308	3,247	1,748	679	17,767

Additions	–	2	32	251	131	416
Exchange movements	267	–	–	(1)	(117)	149
Disposals	–	–	–	–	(5)	(5)
Classified as held for sale	(1,386)	–	–	–	(106)	(1,492)

At 31 December 2012	10,666	310	3,279	1,998	582	16,835

Amortisation and impairment losses
At 1 January 2010	977	–	–	615	203	1,795
Amortisation for the year	–	59	522	441	98	1,120
Disposals	(977)	–	–	–	(5)	(982)

At 31 December 2010	–	59	522	1,056	296	1,933

Amortisation for the year	–	61	649	467	109	1,286
Exchange movements	–	–	–	(9)	(5)	(14)

At 31 December 2011	–	120	1,171	1,514	400	3,205

Impairment loss for year	5,005	128	1,455	–	–	6,588
Amortisation for the year	–	62	653	432	100	1,247
Exchange movements	–	–	–	(17)	4	(13)
Classified as held for sale	–	–	–	–	(106)	(106)
Disposals	–	–	–	–	(1)	(1)

At 31 December 2012	5,005	310	3,279	1,929	397	10,920

Carrying amounts
At 1 January 2010	8,121	296	2,608	607	190	11,822

At 31 December 2010	12,007	237	2,725	663	170	15,802

At 31 December 2011	11,785	188	2,076	234	279	14,562

At 31 December 2012	5,661	–	–	69	185	5,915

32	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Intangible assets

14. Intangible assets (cont.)

Acquisitions 2010

Colombia

On 30 September 2010, the Company acquired the assets and business of Gagie Corporation S.A. for a total of $5,203,000. The acquisition had the following effect on the Group’s assets and liabilities on the acquisition date

Assets of Gagie Corporation S.A.

Recognised values on acquisition
$’000
Property, plant and equipment	1,317

Net identifiable assets and liabilities	1,317
Goodwill on acquisition	3,886

Total consideration	5,203

Satisfied by
Cash	3,850
Deferred consideration	775
Other	578

5,203

Amortisation and impairment charge

The amortisation and impairment charges are allocated to administrative expenses.

In accordance with IAS 36 ‘Impairment of assets’, the Group tests goodwill annually for impairment or more frequently if there are indicators that goodwill might be impaired. Goodwill is allocated for impairment testing to cash-generating units (CGU) which reflect how it is monitored for internal management purposes. The recoverable amounts of the CGUs are determined from value-in-use calculations. Value-in-use is calculated using pre-tax cash flow projections based on the financial budgets and business plans covering a three-year period, which take into account historical trends and market conditions, which have been approved by the Board.

The key assumptions for the value in use calculations are those regarding the discount rates and growth rates for the period. Management estimates its annual discount rate using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the business, equivalent to a pre-tax discount rate which was 15% (2011: 15%, 2010: 10%).

Cash flows for 2013-15 assume a growth at a rate based on expected outturn by territory and subsequent cash flows have been assumed to grow between 0% to 5% per annum for a further 3 to 15 years reflecting expected long-term growth rates in the countries in which the Group operates. During 2012, as a result of a change in customer base and termination of contracts acquired on acquisition, the goodwill in the Colombian branch was impaired by $3,886,000 (2011: $Nil, 2010: $Nil). Further, goodwill related to the Venezuela entity was impaired by $867,000 and other goodwill impaired by $252,000. These impairment losses are reflected in administrative expenses in the consolidated income statement.

Further, at 31 December 2012 development costs and patents relating to whipstocks were impaired by $1,583,000.

The Group’s impairment review is sensitive to changes in the key assumptions used. The major assumptions that result in significant sensitivities are the revenue growth and the discount rate. Given the Group’s sensitivity analysis, a reasonably possible change in a single assumption will not result in further impairment. Goodwill is allocated primarily to the rental division.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	33

Tangible assets

15. Tangible assets

	Buildings and short leasehold	Assets under construction	Plant and oilfield equipment	Motor vehicles	Fixtures, fittings & office equipment	Total
	$’000	$’000	$’000	$’000	$’000	$’000
Cost or deemed cost
At 1 January 2010	7,009	3,004	206,960	1,884	3,627	222,484
Additions	2,442	690	46,550	680	1,055	51,417
Transfers	3,004	(3,004)	–	–	–	–
Disposals	(27)	–	(8,628)	(36)	(139)	(8,830)
Exchange movements	(112)	–	(2,771)	(83)	(45)	(3,011)

At 31 December 2010	12,316	690	242,111	2,445	4,498	262,060

Additions	523	49	33,645	514	418	35,149
Transfers	333	(690)	357	–	–	–
Disposals	(16)	–	(19,203)	(224)	(260)	(19,703)
Exchange movements	(561)	–	(1,216)	(62)	(77)	(1,916)

At 31 December 2011	12,595	49	255,694	2,673	4,579	275,590

Reclassified as held for sale	(4,164)	(46)	(12,000)	(295)	(314)	(16,819)
Additions	368	286	21,927	446	420	23,447
Transfers	–	(218)	218	–	–	–
Disposals	(387)	–	(47,710)	(350)	(416)	(48,863)
Exchange movements	254	–	260	(37)	17	494

At 31 December 2012	8,666	71	218,389	2,437	4,286	233,849

Depreciation and impairment losses
At 1 January 2010	1,537	–	47,902	673	1,482	51,594
Depreciation for the year	964	–	20,885	526	950	23,325
Disposals	–	–	(2,391)	(9)	(67)	(2,467)
Exchange movements	(47)	–	(1,150)	(66)	(34)	(1,297)

At 31 December 2010	2,454	–	65,246	1,124	2,331	71,155

Depreciation for the year	1,481	–	22,742	468	687	25,378
Disposals	42	–	(8,260)	(120)	(237)	(8,575)
Exchange movements	(133)	–	(396)	(38)	(50)	(617)

At 31 December 2011	3,844	–	79,332	1,434	2,731	87,341

On assets reclassified as held for sale	(1,850)	–	(3,882)	(165)	(183)	(6,080)
Depreciation for the year	1,446	–	24,515	593	707	27,261
Impairment in year	1,880	–	17,600	–	–	19,480
Disposals	(18)	–	(23,196)	(226)	(337)	(23,777)
Exchange movements	(74)	–	171	(33)	16	80

At 31 December 2012	5,228	–	94,540	1,603	2,934	104,305

Carrying amounts
At 1 January 2010	5,472	3,004	159,058	1,211	2,145	170,890

At 31 December 2010	9,862	690	176,865	1,321	2,167	190,905

At 31 December 2011	8,751	49	176,362	1,239	1,848	188,249

At 31 December 2012	3,438	71	123,849	834	1,352	129,544

34	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Tangible assets, Investment in joint ventures

15. Tangible assets (cont.)

The impairment loss on tangible assets of $19,480,000 arose in connection with the reassessment of the jars rental asset product line (10,180,000) and general plant and equipment (9,300,000).

The net book value of plant and equipment disposals of $24,514,000 includes losses of $8,711,000 and $2,635,000 relating to country exits.

Leased plant and machinery

The Group leases equipment under a number of finance lease arrangements. At 31 December 2012, the net carrying amount of leased plant and machinery was $1,985,000 (2011: $2,757,000, 2010: $7,326,000).

Security

At each balance sheet date all tangible fixed assets were subject to a fixed or floating charge over bank borrowings.

16. Investment in joint ventures

	2012	2011	2010
	$’000	$’000	$’000
Interests in joint venture (share of net assets)
At 1 January	4,976	3,485	2,692
Exchange adjustments	28	141	108
Investment in Indonesian JV	(893)	893	–
Dividend received from joint venture	(1,000)	(350)	(200)
Share of profit for the year	796	807	885

At 31 December	3,907	4,976	3,485

The Company has a 50% interest in Shenhzen Weisheng ITS Tubular Equipment Company Limited, a company registered in China. Additional information relating to the performance of this joint venture is given below:

	2012	2011	2010
	$’000	$’000	$’000
Fixed assets	1,103	1,190	1,077
Current assets	3,792	3,803	3,392

Share of gross assets	4,895	4,993	4,469

Liabilities due within one year	988	911	984

Share of gross liabilities	988	911	984

Share of net assets	3,907	4,082	3,485

Share of turnover	7,607	6,269	5,989

Share of profit before tax	1,076	1,076	1,148
Share of taxation	(280)	(269)	(263)

Share of profit after tax	796	807	885

During 2011 the Company made an initial investment of $893,000 in an unincorporated JV in Indonesia. The JV did not proceed and at 31 December 2012, the assets included in the initial investment were reclassified as held for sale.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	35

Derivative financial instruments, Deferred tax

17. Derivative financial instruments

	2012	2011	2010
	$’000	$’000	$’000
Financial asset:
Interest rate swap	–	–	106
Financial liability:
Interest rate swap
– Non-current liabilities	–	(3,494)	–

	–	(3,494)	106

On 15 November 2010, the Group entered into a three-year swap with a notional principal value of $120,000,000, effective 20 August 2011. The fixed interest rate is 1.43% in year one, 1.77% in year two and 2.19% in the final year. Floating rates are linked to US LIBOR plus a lending margin. Gains and losses on the interest rate swap have been recognised in other gains and losses in the Consolidated Income Statement.

18. Deferred tax

Recognised deferred tax assets and liabilities

Deferred tax is calculated in full on temporary differences under the liability method using the tax rate applicable to the territory in which the asset or liability has arisen. Deferred tax in relation to UK companies is provided at 23% (2011: 25%, 2010: 27%).

No deferred tax is recognised on the unremitted earnings of overseas subsidiaries and joint ventures. These earnings are expected to be reinvested with no tax charge arising from them in the foreseeable future.

Deferred tax assets and liabilities are only offset where this is a legally enforceable right of offset, they relate to income taxes levied by the same taxation authority and there is an intention to settle the balances on a net basis. The deferred tax balances are analysed below:

	Assets			Liabilities
	2012	2011	2010	2012	2011	2010
	$’000	$’000	$’000	$’000	$’000	$’000
Tangible assets	(2,490)	(10,662)	(8,942)	4,803	4,531	4,795
Retirement benefit obligations	(12)	(18)	(22)	(6)	(16)	(15)
Provisions/accruals	–	(13)	2,382	–	–	–
Financial liability	–	(873)	–	–	–	–
Inventories	(3)	–	(106)	–	–	–
Other items	(4)	–	(4)	6	–	–
Tax losses carried forward	(3,677)	(1,979)	(2,221)	–	(1,091)	(1,274)
Trade debts		–	(695)	(19)	–	–

Deferred tax (assets)/liabilities	(6,186)	(13,545)	(9,608)	4,784	3,424	3,506

Net deferred tax assets	(1,402)	(10,121)	(6,102)

Deferred tax assets are recognised to the extent that they are expected to unwind as a result of future taxable profits. These deferred tax assets are determined by most recently available projections for the three years ended 31 December 2015. Taxable profits beyond that period are not considered for the purposes of recognising deferred tax assets.

36	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Deferred tax

18. Deferred tax (cont.)

Deferred tax impact of movements in temporary differences during the year – 2012

	Balance 1 January 2012	Foreign exchange	Discontinued operations	Recognised income statement	Balance 31 December 2012
	$’000	$’000	$’000	$’000	$’000
Tangible assets	(6,131)	17	–	8,427	2,313
Retirement benefit obligations	(34)	1	–	15	(18)
Provisions/accruals	(13)	–	–	13	–
Financial liability	(873)	–	–	873	–
Inventories	–	–	–	(3)	(3)
Other items	–	–	–	2	2
Tax losses carried forward	(3,070)	–	–	(607)	(3,677)
Trade debts	–	–	–	(19)	(19)

	(10,121)	18	–	8,701	(1,402)

Deferred tax impact of movements in temporary differences during the year – 2011

	Balance 1 January 2011	Foreign exchange	Discontinued operations	Recognised income statement	Balance 31 December 2011
	$’000	$’000	$’000	$’000	$’000
Tangible assets	(4,147)	(39)	350	(2,295)	(6,131)
Retirement benefit obligations	(37)	(4)	–	7	(34)
Provisions/accruals	2,382	(2)	–	(2,393)	(13)
Financial liability	–	–	–	(873)	(873)
Inventories	(106)	–	–	106	–
Other items	(4)	–	–	4	–
Tax losses carried forward	(3,495)	–	184	241	(3,070)
Trade debts	(695)	–	–	695	–

	(6,102)	(45)	534	(4,508)	(10,121)

Deferred tax impact of movements in temporary differences during the year – 2010

	Balance 1 January 2010	Foreign exchange	Discontinued operations	Recognised income statement	Balance 31 December 2010
	$’000	$’000	$’000	$’000	$’000
Tangible assets	(480)	(39)	1,725	(5,353)	(4,147)
Retirement benefit obligations	(2)	–	–	(35)	(37)
Provisions/accruals	(351)	(2)	–	2,735	2,382
Inventories	–	–	–	(106)	(106)
Other items	–	–	–	(4)	(4)
Tax losses carried forward	(1,839)	–	–	(1,656)	(3,495)
Trade debts	(46)	–	(708)	59	(695)

	(2,718)	(41)	1,017	(4,360)	(6,102)

ITS Tubular Services (Holdings) Limited Financial Statements 2012	37

Deferred tax, Inventories, Trade and other receivables

18. Deferred tax (cont.)

Unrecognised deferred tax asset

As at 31 December 2012

Deferred tax assets have not been recognised in respect of the following items:	2012
$’000
– Deductible temporary differences	6,027
– Tax losses	2,144

8,171

19. Inventories

	2012	2011	2010
	$’000	$’000	$’000
Raw materials and consumables	8,962	12,212	11,817
Work in progress	486	4,128	2,652
Stock in transit	906	1,001	3,719
Finished products for resale	667	3,969	4,969

	11,021	21,310	23,157

20. Trade and other receivables

	2012	2011	2010
	$’000	$’000	$’000
Trade receivables	37,202	46,800	42,382
Amounts owed by joint ventures	10	10	10
Prepayments and accrued income	8,415	5,561	5,160
Deposits and advances	2,981	654	2,019
Other receivables	6,018	8,186	8,264

Amounts falling due within one year	54,626	61,211	57,835

Amounts falling due after one year	–	–	27

	54,626	61,211	57,862

The Group’s exposure to credit risk and impairment losses related to trade and other receivables are disclosed in Note 26.

Under the normal course of business, the Group does not charge interest on its overdue receivables.

Management consider that the carrying amount of trade and other receivables approximate to their fair value.

38	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Share capital

21. Share capital

	2012	2011	2010
	$’000	$’000	$’000
Authorised
199,960,294 (2011: 199,960,294, 2010: 199,960,294) Ordinary shares of £0.01 each	3,917	3,917	3,917
39,706 (2011: 39,706, 2010: 39,706) A Ordinary shares of £0.01 each	1	1	1
8,668 (2011: 8,668, 2010: 8,668) Ordinary B shares of £0.01 each	–	–	–

	3,918	3,918	3,918

Allotted, called-up and fully paid
70,588 (2011: 70,588, 2010: 70,588) Ordinary shares of £0.01 each	1	1	1
39,706 (2011: 39,706, 2010: 36,368) A Ordinary shares of £0.01 each	1	1	1
8,668 (2011: 8,668, 2010: 8,668) Ordinary B shares of £0.01 each	–	–	–

Equity share capital	2	2	2

Non-equity investment – A Ordinary shares	57,352	52,571	49,801

A Ordinary shares

On 26 September 2009, the Company issued 29,752 A Ordinary shares and options to purchase 3,342 A Ordinary shares for aggregate gross proceeds of $45,000,000. In conjunction with the same transaction, 6,612 of Ordinary shares were re-designated as A Ordinary shares and were sold for $10,000,000 by an existing investor to the new investors of A Ordinary shares. The options had an aggregate exercise price of $3,225,000 and an expiration date of one year from the issuance date of the 2009 audited accounts. The options were exercised on 18 February 2011, prior to exercise such options were measured at fair value through profit and loss at each reporting date.

The A Ordinary shares also carry an entitlement to a non-discretionary cumulative dividend of 10% of the principal amount issued. Such dividends are payable on 30 June each year for the first five years from the date of issuance, being 26 September 2009 with payment being deferred and accrued at the Company’s discretion each year. The A Ordinary shares may be redeemed at the issue price at any time after 30 September 2016 at the option of either the holder or the Company. The A Ordinary shares may also be redeemed by the holder on demand in the event that the Group’s lenders seek to enforce repayment of the Group’s borrowings as a result of a breach of any loan covenants. The A Ordinary shares are also convertible at the option of the holder on a one for one basis into ordinary shares at any time. The A Ordinary shares represent a compound financial liability and the options, as they related to a financial liability in the A Ordinary shares, represent a derivative financial liability.

At the date of issue of the A Ordinary shares the fair value of the liability component was estimated using the prevailing market interest rate for a similar non-convertible instrument. This amount was recorded as a liability on an amortised cost basis using the effective interest rate method. The equity component of the A Ordinary shares, determined by deducting the amount of the liability component from the proceeds allocated to the A Ordinary shares upon issuance, was recognised and included in equity.

Ordinary B shares

In 2010 8,668 Ordinary B shares of £0.01 each were issued at par. These shares have full voting rights, except there are no voting rights if there is a proposal for winding-up, resolution for a reduction in capital or rights attaching to the A Ordinary shares: or an event defined in the Memorandum and Articles of Association of the Company has occurred and is continuing unremedied or unwaived. There is no dividend entitlement.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	39

Share premium account, Loans and borrowings

22. Share premium account

	2012	2011	2010
	$’000	$’000	$’000
As at 1 January and at 31 December	2,468	2,468	2,468

23. Loans and borrowings

This note provides information about the contractual terms of the Group’s interest-bearing loans and borrowings, which are measured at amortised cost. For more information about the Group’s exposure to interest rate, foreign currency and liquidity risk, see Note 26.

	2012	2011	2010
	$’000	$’000	$’000
Non-current liabilities
Secured bank borrowings	–	169,414	–
Shareholder loans	–	3,300	–
Obligations under hire-purchase contracts	392	823	1,257

	392	173,537	1,257

Current liabilities
Secured bank loan and overdraft	174,327	–	166,339
Shareholder loans	6,309	–	1,800
Obligations under hire-purchase contracts	568	826	1,870

	181,204	826	170,009

Total loans and borrowings	181,596	174,363	171,266

Amount due for settlement within 12 months	181,204	826	170,009

Amount due for settlement after 12 months	392	173,537	1,257

The bank loans and overdraft are secured by a bond and floating charge over certain assets of the Group. In addition, the bank holds a cross-guarantee over all sums, incorporating rights of offset between certain Group companies.

Terms and debt repayment schedule

Terms and conditions of outstanding loans were as follows:

				31 December 2012		31 December 2011		31 December 2010
	Currency	Nominal interest rate	Date of maturity	Face value	Carrying amount	Face value	Carrying amount	Face value	Carrying amount
				$’000	$’000	$’000	$’000	$’000	$’000
Revolving credit facility	US Dollar	US LIBOR +2.5%
		–6%	30/09/2013	125,000	174,327	172,350	169,414	168,000	166,312
Bank overdraft	Trinidadian Dollar	Prime lending
		rate +2%	31/12/2011	–	–	–	–	27	27
Shareholder loans	US Dollar	–	–	–	–	–	–	1,800	1,800
Shareholder loans	US Dollar	10%	–	6,309	6,309	3,300	3,300	–	–

				131,309	180,636	175,650	172,714	169,827	168,139

40	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Loans and borrowings, Other creditors due after more than one year, Other payables

23. Loans and borrowings (cont.)

The Group’s ongoing banking facilities were amended in December 2011 and included an extension of the scheduled maturity date to 30 September 2013 (previously 31 August 2012), an increase in the applied interest margin and agreement to a further arrangement fee of $3,062,500, being 1.75% of total facilities.

The interest margin on the revised facilities varies according to the overall debt leverage. A margin of 6% over US LIBOR is payable if the leverage covenant (being the ratio of EBITDA/bank borrowings) is greater than 4.00 and a reducing scale applies if the ratio falls below this level.

The Group breached certain bank covenants in September 2012 and advised the lenders on 18 October 2012. On 2 November 2012, following disclosure of the covenant breaches, Lime Rock Partners, holder of the A Ordinary shares, issued a liquidity request to the board of directors. As a result the A Ordinary shares (Note 21) are due and payable and are presented as a current liability at 31 December 2012. In November 2012, the board appointed a corporate restructuring officer, as requested by the Group’s lenders.

Finance lease liabilities are payable as follows:

	Future minimum lease payments	Interest	Present value of minimum lease payments	Future minimum lease payments	Interest	Present value of minimum lease payments	Future minimum lease payments	Interest	Present value of minimum lease payments
	2012	2012	2012	2011	2011	2011	2010	2010	2010
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Less than one year	588	20	568	836	10	826	1,965	95	1,870
Between one and five years	447	55	392	913	90	823	1,330	73	1,257

	1,035	75	960	1,749	100	1,649	3,295	168	3,127

24. Other creditors due after more than one year

	2012	2011	2010
	$’000	$’000	$’000
Other creditors more than one year	–	–	250

25. Other payables

	2012	2011	2010
	$’000	$’000	$’000
Other tax and social security	5,090	2,716	1,003
Other payables	9,513	4,799	3,488
Shareholder loans	6,309	–	1,800
Accruals	31,347	27,541	18,456

	52,259	35,056	24,747

ITS Tubular Services (Holdings) Limited Financial Statements 2012	41

Other payables, Financial instruments

25. Other payables (cont.)

The Group’s exposure to currency and liquidity risk related to trade and other payables is disclosed in Note 26.

Management consider that the carrying amount of trade and other payables approximates to their fair value.

Accruals include $19,872,000 (2011: $13,238,000, 2010: $7,035,000) in respect of dividends on A Ordinary shares.

26. Financial instruments

The Group’s activities give rise to a variety of financial risks: market risk (including currency risk and cash flow interest rate risk), credit risk and liquidity risk. The Group’s overall risk management strategy is to hedge exposures wherever practicable in order to minimise any potential adverse impact on the Group’s financial performance.

Risk management is carried out by the Group management. Group management, together with the Group’s business units identify, evaluate and where appropriate, hedge financial risks. The Group’s management cover specific areas, such as foreign exchange risk, interest rate risk, use of derivative financial instruments and investment of excess cash.

Foreign exchange risk

The Group is exposed to foreign exchange risk arising from various currencies. The Group also has a number of subsidiary companies whose revenue and expenses are denominated in currencies other than the US Dollar. In order to protect the Group’s balance sheet from movements in exchange rates, wherever practicable, the Group finances its net investment in non-US Dollar subsidiaries primarily by means of borrowings denominated in the appropriate currency. Other strategies, including the payment of dividends, are used to minimise the amount of net assets exposed to foreign currency revaluation.

The Group monitors the economic and political situation in the countries in which it operates to ensure appropriate action is taken to mitigate any foreign currency exposure.

The Group’s main foreign exchange risk primarily relates to movements in the Group’s key transactional currencies which are described in this note, to the US Dollar. Movements in those currencies impact the translation of non-dollar profit earned and the translation of non-dollar denominated net assets.

If the average rate of subsidiary functional currencies to the US Dollar had been 10% higher during 2012, post-tax loss for the year would have been $0.7 million lower (2011: $1.1 million lower). If the average rate for non-US Dollar denominated entities had been weakened by 10% during 2012, post-tax loss for the year would have been $0.7 million higher (2011: $1.1 million higher). If the closing rate for non-US Dollar denominated entities was strengthened or weakened by 10% at 31 December 2012, exchange differences in equity would have been $2.7 million (2011: $2.6 million) higher or lower respectively.

42	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Financial instruments

26. Financial instruments (cont.)

The carrying amount of the Group’s net trade payables were denominated in the following principal currencies:

	2012	2011	2010
	$’000	$’000	$’000
US Dollar	11,418	8,876	17,631
Sterling	2,634	2,435	1,913
Indian Rupee	815	793	838
Venezuelan Bolivar	162	60	76
Egyptian Pound	78	48	12
Euro	152	208	1,431
Pakistan Rupee	1,901	1,507	34
Singapore Dollar	77	104	2
Saudi Riyal	138	523	–
Trinidad Dollar	450	300	60
Malaysian Ringgit	544	366	–
Mexican Peso	240	245	156
Peruvian Nuevo Sol	95	221	57
Kazakhstan Tenge	67	196	332
United Arab Emirates Dirham	–	375	219
Colombian Peso	2,112	684	83
Others	44	38	47

Group balance sheet exposure	20,927	16,979	22,891

The following significant exchange rates applied during the year:

	Average rate			Reporting date spot rate
	2012	2011	2010	2012	2011	2010
	$	$	$	$	$	$
Sterling	0.631	0.6236	0.6188	0.6188	0.6471	0.6242
Indian Rupee	53.5269	47.0408	45.2009	54.839	54.4026	45.3348
Iranian Rial	12174.2	10,611.4	10,388	12.285	11,171.7	10,654
Venezuelan Bolivar	4.2997	4.2997	4.2997	4.2997	4.2997	4.2997
Egyptian Pound	6.0677	5.9439	5.8807	6.1663	6.0340	5.9511
Euro	0.7777	0.7189	0.7134	0.7566	0.7723	0.6949
Pakistan Rupee	93.2637	86.3283	84.8002	97.35	89.8769	86.0300
Singapore Dollar	1.2494	1.257	1.2582	1.2238	1.2990	1.2357
Saudi Riyal	3.7502	3.7503	3.7482	3.7504	3.7502	3.7496
Trinidad Dollar	6.25	6.2500	6.2500	6.25	6.2500	6.2500
Malaysian Ringgit	3.087	3.0528	3.2115	3.0512	3.1717	3.1018
Mexican Peso	13.1464	12.4317	11.8840	13.01385	13.9875	11.7838
Peruvian Nuevo Sol	2.6375	2.7540	2.7519	2.5525	2.6963	2.7470
Kazakhstan Tenge	149.098	146.651	144.0390	150.325	147.8960	146.1000
United Arab Emirates Dirham	3.6730	3.6730	3.6724	3.67295	3.6730	3.6728
Colombian Peso	1798.000	1827.49	1877.32	1767.5000	1929.09	1950.47

Credit risk

The Group’s credit risk primarily relates to its trade receivables. The amounts presented in the financial statements are net of provisions for doubtful balances. Exposure to credit risk is actively managed by assessing the creditworthiness of individual customers in each operating location. An allowance for impairment is made when there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of cash flows.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	43

Financial instruments

26. Financial instruments (cont.)

The Group’s major customers are typically national oil companies and large companies which have strong credit ratings assigned by international credit rating agencies. Where a customer does not have sufficiently strong credit ratings, alternative forms of security such as letters of credit may be obtained. The Group has a broad customer base and management believe that no further credit risk provision is required in excess of the provision for impairment of trade receivables.

Management review trade receivables across the Group based on receivable days calculations to assess performance. A table showing trade receivables and receivable days is shown below.

Receivable days calculations are not provided on non-trade receivables as management do not believe that this information is a relevant metric.

	Carrying amount
	2012	2011	2010
	$’000	$’000	$’000
Trade receivables	37,202	46,800	42,382
Cash and cash equivalents	8,345	12,012	8,756

	45,547	58,812	51,138

Financial assets exclude amounts owed by joint ventures, prepayments and accrued income, deposits and advances, other debtors and other non-current receivables.

The carrying amount of the Group’s net trade receivables was denominated in the following principal currencies:

	Carrying amount
	2012	2011	2010
	$’000	$’000	$’000
US Dollar	24,945	29,164	24,945
Sterling	3,787	2,990	4,395
Indian Rupee	899	787	1,132
Venezuelan Bolivar	173	688	1,021
Euro	2,953	9,614	9,060
Pakistan Rupee	1,785	1,805	610
Peruvian Nuevo Sol	35	369	–
Trinidad Dollar	424	51	–
Mexican Peso	33	7	–
UAE Dirhams	42	264	82
Kazakhstan Tenge	597	777	795
Colombian Peso	1,104	–	–
Others	425	284	342

	37,202	46,800	42,382

44	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Financial instruments

26. Financial instruments (cont.)

The ageing of trade receivables, including amounts falling due after one year, at the reporting date was:

	Gross 2012	Provision for impairment 2012	Past due but not impaired	Gross 2011	Provision for impairment 2011	Past due but not impaired	Gross 2010	Provision for impairment 2010	Past due but not impaired
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Current	12,974	–	–	18,458	–	–	15,485	–	–
Accrued income with current date	–	–	–	3,220	–	–	877	–	–
31-60 days	7,883	14	7,869	10,648	–	10,648	11,038	–	11,038
61-90 days	5,808	–	5,808	3,713	–	3,713	5,070	–	5,070
91-120 days	5,733	1	5,732	2,771	36	2,735	2,607	35	2,572
Over 120 days	20,948	16,129	4,819	13,135	5,109	8,026	14,281	6,941	7,340

	53,346	16,144	24,228	51,945	5,145	25,122	49,358	6,976	26,020

Net value of trade receivables		37,202			46,800			42,382

The average credit period taken on sales is 98 days (2011: 104 days, 2010: 120 days). The provision levels for the various operations are determined by references to past experience and assessment of individual debt recoverability. The provision for impairment at 31 December 2012 includes $8,039,000 related to the cessation of activities in certain Middle Eastern territories.

The movement in the allowance for impairment in respect of trade receivables during the year was as follows:

	2012	2011	2010
	$’000	$’000	$’000
Balance at 1 January	5,145	6,976	5,004
Foreign exchange movement	2	(6)	3
Net provision created/(released)	10,997	(1,825)	1,969

Balance at 31 December	16,144	5,145	6,976

ITS Tubular Services (Holdings) Limited Financial Statements 2012	45

Financial instruments

26. Financial instruments (cont.)

Liquidity risk

The following are the contractual maturities of financial liabilities, including estimated interest payments and including the impact of netting agreements:

Non-derivative financial liabilities

	Carrying amount	Contractual cash flows	1-6 months	7-12 months	1-2 years	2-5 years	More than 5 years
2012	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Secured bank loans	174,327	175,027	175,027	–	–	–	–
Finance lease liabilities	960	1,035	308	280	289	158	–
Shareholder loans	6,309	6,309	6,309	–	–	–	–
Trade and other payables	70,284	70,284	70,284	–	–	–	–

	251,880	252,655	251,928	280	289	158	–

2011	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Secured bank loans	169,414	190,838	4,149	4,362	182,327	–	–
Finance lease liabilities	1,649	1,749	465	370	526	388	–
Shareholder loans	3,300	3,944	–	–	3,944	–	–
Trade and other payables	54,866	54,866	54,866	–	–	–	–

	229,229	251,397	59,480	4,732	186,797	388	–

2010	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Secured bank loans and overdraft	166,339	168,339	168,339	–	–	–	–
Finance lease liabilities	3,127	3,295	1,189	776	670	660	–
Shareholder loans	1,800	1,800	–	–	1,800	–	–
Trade and other payables	48,544	48,544	48,294	–	250	–	–

	219,810	221,978	217,822	776	2,720	660	–

Interest rate risk

The Group has interest rate risk arising from its borrowings. Borrowings at variable rates expose the Group to cash flow interest rate risk.

The Group has no significant interest-bearing assets other than cash and cash equivalents of a working capital nature. Therefore the Group’s income and operating cash flows arising from such assets are substantially independent of changes in market interest rates.

The Group monitors its exposure to interest rate risk as part of its overall financial risk management. On 15 November 2010 the Group entered into a three-year swap with a notional principal value of $120 million, effective 20 August 2011. The notional principal amount of the outstanding interest rate swap contract at 31 December 2012 was $Nil (2011: $3,494,000, 2010: $Nil). The fixed interest rate is 1.43% in year one, 1.77% in year two and 2.19% in the final year. Floating rates are linked to US LIBOR plus a lending margin. Gains and losses on the interest rate swap have been accounted for through the income statement.

46	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Financial instruments

26. Financial instruments (cont.)

Profile

	Carrying amount
	2012	2011	2010
	$’000	$’000	$’000
Fixed-rate instruments
Finance leases	960	1,649	3,127
Shareholder loans	6,309	3,300	1,800
Other loans	–	–	27
Financial liability	–	3,494	–

Financial liabilities at 31 December	7,269	8,443	4,954

Variable-rate instruments
Financial instruments at 31 December	174,327	169,414	166,312

Fair-value measurements recognised in the statement of financial position

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

•	Level 1 fair-value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;
•

Level 2 fair-value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3 fair-value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The financial instruments carried at fair value recognised in the statement of financial position as at 31 December 2011 and 2010 are measured in accordance with Level 2. At 31 December 2012, no fair values are presented due to the circumstances of the Holding Company entering administration on 19 April 2013, as described in Note 2.

Fair-value sensitivity analysis for fixed-rate instruments

Fixed instruments consist of bank borrowings, shareholder loans and finance leases. As these are fixed-rate financial instruments, no sensitivity analysis has been presented.

Cash flow sensitivity analysis for variable-rate instruments

If average interest rates had been 1% higher or lower during 2012, post-tax loss and net assets would have been $1,747,000 higher or lower respectively (2011: $1,745,000, 2010: $1,270,000).

This analysis assumes that all other variables, in particular foreign currency rates, remain constant. The analysis is performed on the same basis for 2011 and 2010.

Fair values versus carrying amounts

The fair values of financial assets and liabilities, together with the carrying amounts shown in the balance sheet, are as follows:

	Carrying amount* 2012 $’000	Carrying amount 2011 $’000	Fair value 2011 $’000	Carrying amount 2010 $’000	Fair value 2010 $’000
Trade receivables	37,202	46,800	46,800	42,382	42,382
Shareholder loans	(6,309)	(3,300)	(3,300)	(1,800)	(1,800)
Cash and cash equivalents	8,345	12,012	12,012	8,756	8,756
Secured bank loans and overdraft	(174,327)	(169,414)	(172,350)	(166,339)	(154,460)
A Ordinary shares	(57,352)	(52,571)	(52,571)	(49,801)	(51,006)
Finance lease liabilities	(960)	(1,649)	(1,602)	(3,127)	(2,882)
Trade and other payables	(30,440)	(21,778)	(21,778)	(26,379)	(26,379)
Interest rate swap	–	(3,494)	(3,494)	106	106

	(223,841)	(193,394)	(196,283)	(196,202)	(185,283)

ITS Tubular Services (Holdings) Limited Financial Statements 2012	47

Financial instruments, Operating lease commitments

26. Financial instruments (cont.)

The fair value of borrowings have been calculated by discounting expected future cash flows at prevailing interest rates.

*No fair values as at 31 December 2012 are presented due to the circumstances of the Holding Company entering administration on 19 April 2013 as described in Note 2.

Interest rates for determining fair value

The interest rates used to discount estimated cash flows, where applicable, are based on the rates applicable to the borrowings at the relevant balance sheet date, and were as follows:

	2012%	2011%	2010%
Loans and borrowings	–	6.3	4.3
Leases	9.7	5.7	10.2

27. Operating lease commitments

			Property
	2012	2011	2010
	$’000	$’000	$’000
Total commitments under non-cancellable operating leases expiring:
Less than one year	1,143	890	2,948
Between one and five years	4,500	3,597	8,778
More than five years	17,949	12,373	11,603

	23,592	16,860	23,329

			Land
	2012	2011	2010
	$’000	$’000	$’000
Total commitments under non-cancellable operating leases expiring:
Less than one year	–	187	1,396
Between one and five years	403	668	4,782
More than five years	5,530	6,613	4,352

	5,933	7,468	10,530

			Other
	2012	2011	2010
	$’000	$’000	$’000
Total commitments under non-cancellable operating leases expiring:
Less than one year	29	6	348
Between one and five years	1,655	1,938	1,254
More than five years	–	–	200

	1,684	1,944	1,802

48	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Contingent liabilities, Capital commitments, Events after the balance sheet date

28. Contingent liabilities

The Group provides performance bonds and guarantees in the normal course of its business. As at 31 December the value of performance bonds and guarantees issued is as follows:

	2012	2011	2010
	$’000	$’000	$’000
Performance bonds and guarantees	3,558	4,215	4,998

The bank loans and overdraft are secured by a bond and floating charge over certain assets of the Group. In addition, the bank holds a cross-guarantee over all sums, incorporating rights of offset between certain Group companies.

The Group is investigating certain of its operations regarding its compliance with potentially applicable international trade and anti-corruption laws, including those of the United Kingdom. Based on the knowledge and information available at this time management does not consider financial loss probable and no provision has been made in these financial statements.

29. Capital commitments

At 31 December 2012 the Group had entered into contracts to purchase property, plant and equipment totalling $3,769,000 (2011: $2,363,000, 2010: $5,373,000) in respect of which delivery and settlement was expected to take place in the following financial year.

30. Events after the balance sheet date

In the period prior to ITS Tubular Services (Holdings) Ltd being placed into administration International Tubulars FZE concluded the cessation of operations in Iran, leaving trapped assets abandoned in Iran. The Group was demonstrably committed to this course of action as at 31 December, and accordingly full provision for impairment of $11,217,000 is included in the financial statements at 31 December 2012 (Note 7).

ITS Tubular Services (Holdings) Limited Financial Statements 2012	49

Events after the balance sheet date, Restatement of prior periods

30. Events after the balance sheet date (cont.)

On the 27 March 2013 ITS Tubular Services (Holdings) Ltd incorporated a 100% subsidiary International Tubular Services (UK) Ltd.

In April 2013, International Tubulars FZE abandoned all operations in Sudan. This course of action was not determined and committed until after 31 December 2012 and the financial statements do not include the costs and write down associated with this decision, estimated to be $2,938,000. Based on the condition and circumstances surrounding the Sudan assets and receivables at 31 December 2012, a provision for impairment of $2,113,000.

On 4 April 2013, the Group concluded the sale of the business and assets of ITS Threading and Manufacturing Inc and ITS Precision Manufacturing Inc to OFS International LLC for $14.9 million. The associated assets and liabilities are classified as held for sale at 31 December 2012 (Note 13).

On 19 April 2013, ITS Tubular Services (Holdings) Limited was placed into Administration.

On 20 April 2013, certain assets of ITS Tubular Services (Holdings) Limited were transferred by the Administrator to International Tubular Services Limited for $88.7 million.

On 22 April 2013, Parker Drilling Company acquired 100% of the issued share capital of International Tubular Services Limited and certain other subsidiaries from ITS Tubular Services (Holdings) Limited for a total sum of $125 million, with $24 million of that being placed in Escrow, contingent on the successful conclusion of a number of post-completion matters.

On 29 April 2013 the ITS Scomi joint venture was dissolved. ITS Scomi PTE Ltd (renamed ITS Energy Services PTE Ltd) and its subsidiaries (being [i] ITS Scomi (Asia Pacific) PTE Ltd now renamed ITS Energy Services (Asia Pacific) PTE Ltd; and [ii] ITS Scomi Sdn Bhd now renamed ITS Energy Services Sdn Bhd) are now 100% owned by International Tubular Services Limited.

On 6 June 2013 a Petition to appoint PwC as interim liquidators of ITS Global Services Ltd was lodged at Aberdeen Sheriff Court.

On 24 June 2013 a Sale & Purchase Agreement was entered into between ITS Tubular Services (Holdings) Ltd (in administration) and Grupo CRB Corp, in respect of the sale of the shares in Servicios ITS Latinamericana S.A., Servicios Internationales Tubular Services S.A., ITS Energy Services Perú S.A., ITS Locação e Serviços Ltda, International Tubular Services (UK) Limited and ITS Energy Services Spain S.L.U. for a consideration of US$6.00. The entities posted a combined after tax net loss of $3,362,436 and net liabilities of $4,911,828 in the year ended 31 Dec 2012. ITS Locação e Serviços Ltda, International Tubular Services (UK) Limited and ITS Energy Services Spain S.L.U. are dormant companies. Grupo CRB Corp is a company controlled by J A Chandler, a director of several ITS Group companies.

31. Restatement of prior periods

The financial statements for each of the years ended 31 December 2011 and 2010 have been restated to give accounting recognition to the issuance of 6,612 A Ordinary shares in September 2009 arising on the redesignation of 6,612 Ordinary shares for a deemed consideration of $10,000,000.

As discussed in Note 21 at that time a further 29,752 A Ordinary shares of $0.01 and warrants to subscribe for a further 3,342 A Ordinary Shares, which were only exercisable in the event that the Group did not meet an EBITDA threshold for the year ended 31 December 2009 were also issued for an aggregate cash consideration of $45,000,000, net of direct issue costs of $1,377,138. The number of A Ordinary shares in issue was increased in February 2011 through exercise of all of the warrants for a total consideration of $3,225,000.

The financial statements for 2011 and 2010 have been restated to reflect a reassessment of the fair value of the debt and equity components of the total consideration of $55,000,000 associated with the A Ordinary Shares, which represent a compound financial instrument. The debt component of the A Ordinary shares has been calculated using a discount rate of 11%, which is deemed to approximate to the cost of an equivalent subordinated debt instrument at the date of issuance in 2009.

50	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Restatement of prior periods, Related party transactions

31. Restatement of prior periods (cont.)

The impact on the financial statements arising from the restatement is summarised as follows:

				2011				2010
	As previously reported	Adjustments brought forward from 2010	Adjustments	As restated	As previously reported	Adjustments brought forward from 2009	Adjustments	As restated
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
At 31 December
Retained earnings	40,278	(13,823)	202	26,657	46,721	(10,000)	(3,823)	32,898
A Ordinary shares (non-current liability)	46,738	6,236	(403)	52,571	43,565	2,413	3,823	49,801
Equity attributable to equity holders of the parent	31,166	(6,235)	403	25,332	40,548	(2,413)	(3,823)	34,312

For the year ended 31 December
Finance expense	(17,423)	–	209	(17,214)	(14,246)	–	(3,823)	(18,069)
Loss before taxation	(8,041)	–	209	(7,832)	(8,464)	–	(3,823)	(12,287)

The A Ordinary shares were issued in September 2009 and the opening balances as at 1 January 2010 are restated for the initial recognition on the issuance of 6,612 A Ordinary shares in September 2009 arising on the conversion and cancellation of 6,612 Ordinary shares for a deemed consideration of $10,000,000 and recognition of the equity component of 36,364 A Ordinary shares of $7,587,124.

32. Related party transactions

The following balances relate to transactions carried out with Group undertakings:

			Group
	2012	2011	2010
	$’000	$’000	$’000
Receivable from joint venture	10	10	10

During the year, the Group incurred rent of $1,841,000 (2011: $1,737,000, 2010: $1,438,000) to Blue Properties, a partnership jointly owned by a director, R G Kidd and A & E Investments, a company controlled by R G Kidd. Further, the Group purchased inspection services of $313,000 (2011: $314,000, 2010: $262,000) from Independent Inspection Services Inc, a company controlled by R G Kidd. In addition, the Group sold oilfield equipment for $605,000 (2011: $834,000, 2010: $Nil) to Downhole Solutions, a company controlled by R G Kidd. The balance due by ITS Tubular Services (Holdings) Limited to Downhole Solutions at 31 December 2012, amounted to $402,000 (2011: $76,000, 2010: $Nil).

During the year, R G Kidd advanced the Group a 10% loan, totalling $2,607,000 (2011: $1,000,000, 2010: $1,800,000). This is included in loans and borrowings (Note 23). In 2011, Limerock Partners advanced the Group a 10% loan, totalling $500,000, included in loans and borrowings (Note 23). For the advances received from R G Kidd and Limerock, there are no set repayment terms.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	51

Subsidiary undertakings

33. Subsidiary undertakings

Related party transactions were effected at arm’s length.

Details of investments in which the Group and the Company holds more than 20% of the nominal value of any class of share capital are as follows:

Company	Country of registration or incorporation	Shares held Class	%
International Tubular Services Limited [1]***	Scotland	Ordinary	100
International Tubular Services (Pakistan) Limited [2]***	Scotland	Ordinary	100
ITS Netherlands BV [1]	Netherlands	Ordinary	100
ITS India Private Limited [1]***	India	Ordinary	100
International Tubulars Services- Egypt (ITS Egypt) [1]	Egypt	Ordinary	66
International Tubulars FZE [1]	United Arab Emirates	Ordinary	100
Technology Specialists for Tubes Manufacturing [1]	Iraq	Ordinary	100
International Tubulars (M.E.) W.L.L. [1]	United Arab Emirates	Ordinary	49
ITS Arabia Limited [1]	Saudi Arabia	Ordinary	70
ITS Scomi Pte. Limited [1]*	Singapore	Ordinary	75
ITS Scomi (Asia-Pacific) Ltd. [1]***	Singapore	Ordinary	75
ITS Scomi Sdn Bhd [1]***	Malaysia	Ordinary	25
ITS Indonesia Pte Ltd [1]*	Singapore	Ordinary	100
ITS-Energy Services Cyprus Limited [2]***	Cyprus	Ordinary	100
ITS Energy Services Peru S.A. [2]***	Peru	Ordinary	100
ITS Energy Services, formerly ITS Cayman [1]	Cayman Islands	Ordinary	100
ITS Holdings Inc [2]*	USA	Ordinary	100
ITS Rental & Sales Inc [1]	USA	Ordinary	100
ITS Threading & Manufacturing Inc [3]	USA	Ordinary	100
ITS Precision Manufacturing Inc [3]	USA	Ordinary	100
Servicios ITS Latinamericana S.A. [2]	Venezuela	Ordinary	100
International Tubular Services De Mexico S de Rl de CV [1]	Mexico	Ordinary	100
Servicios de personal ITS S de RL de CV [1]****	Mexico	Ordinary	100
ITS Locação e Serviços Ltda [2]****	Brazil	Ordinary	100
Servicios Internacionales Tubular Services S.A. [2]	Ecuador	Ordinary	100
Shenzhen Weisheng ITS Tubular Equipment Co. Ltd [1]	China	Ordinary	50
ITS Energy Services Ltd, formerly Trinpet- ITS Limited [1]***	Trinidad	Ordinary	100
International Tubular Services Kish (PJSCO) [2]	Iran	Ordinary	100
ITS Energyservices Spain, S.L. [2]	Spain	Ordinary	100
ITS Oilfield Supply Ltd [2]***	Scotland	Ordinary	100
ITS Global Services Ltd [2]** ***	Scotland	Ordinary	100

The Group undertook preliminary steps to establish a joint venture in Indonesia. This entity was never legally formed and the Group reabsorbed certain assets as its intended investment in the joint venture in 2011. In 2012, it was concluded that the joint venture would not proceed and these assets were reclassified as held for sale at 31 December 2012, (Note 13).

The principal activity of all Group companies is the rental, inspection, sale and repair and manufacture of oilfield equipment, with the exception of those marked * which are holding companies, ** which is dormant and **** which are service companies. Companies under direct control of the holding company are marked ***.

[1]	On 19 April 2013, ITS Tubular Services (Holdings) Limited was placed in administration. On 22 April 2013, PD International Holdings CV acquired certain companies from the administrators.

[2]

Those companies not acquired by Parker Drilling Company remained subsidiaries of ITS Tubular Services (Holdings) Limited on 22 April 2013, and are under the control of the administrators. These companies are in the process of being sold or wound up. Refer to Note 30 for further details.

52	ITS Tubular Services (Holdings) Limited Financial Statements 2012

Control

34. Control

[3]	The business and assets of these entities were classified as held for sale at 31 December 2012.

The Group was controlled in the current and previous period, by one of its directors, R G Kidd, by virtue of the controlling interest in the issued share capital. On 19 April 2013, an Administrator was appointed to the ultimate holding company under the terms of the 2006 Companies Act.

ITS Tubular Services (Holdings) Limited Financial Statements 2012	53

Registered office		Principal bankers	Design & production fifthring.com
Unit 5, Commerce Centre		Bank of Scotland
Souterhead Road, Altens, Aberdeen AB12 3LF, UK		3-5 Albyn Place, Aberdeen AB10 1PY, UK

Head office		Clydesdale Bank 56 Carden Place, Aberdeen AB10 1UP, UK
Unit 5, Commerce Centre
Souterhead Road, Altens, Aberdeen AB12 3LF, UK
Chartered Accountants
Telephone	+44 (0)1224 894744	Deloitte LLP
Fax	+44 (0)1224 896362	Union Plaza, 1 Union Wynd, Aberdeen AB10 1SL, UK
www.its-energyservices.com